Bank of America Corporation

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 28, 2004

Supplementing the Indenture, dated
as of January 1, 1995, between
Bank of America Corporation (successor to NationsBank Corporation) and
The Bank of New York (successor to U.S. Bank Trust National Association), as Trustee, as supplemented by a
First Supplemental Indenture dated as of September 18, 1998 thereto and a
Second Supplemental Indenture dated as of May 7, 2001 thereto

           THIS THIRD SUPPLEMENTAL INDENTURE, dated as of July 28, 2004 (the "Third Supplemental Indenture"), is made by and between Bank of America Corporation, a Delaware Corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Trustee"), under the Indenture referred to herein.

W I T N E S S E T H:

           WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of January 1, 1995, as supplemented by a First Supplemental Indenture dated as of September 18, 1998 thereto and a Second Supplemental Indenture dated as of May 7, 2001 thereto (the "Indenture"); and

           WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered one or more series of the Company's senior debt securities (the "Securities"); and

           WHEREAS, at present, Section 3.02 of the Indenture requires that the Company or the Trustee, as the case may be, give notice of redemption to the holders of Securities to be redeemed at least 30 and not more than 60 days prior to the date fixed for a redemption;

          WHEREAS, the Company has issued a tranche of its Series K Medium-Term Notes entitled, "Callable Inverse Return Notes, due June 2014" (the "Callable Inverse Return Notes"), and the offering document relating to those notes provides that the notice of redemption to the holders of those Securities will be at least two and not more than ten London banking days prior to the date fixed for a redemption;

          WHEREAS, a "London banking day" is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market;

          WHEREAS, Section 10.01(e) of the Indenture provides that the Company and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to modify or add to any of the provisions of the Indenture for any Securities that are not Outstanding at the time of such change;

          WHEREAS, Section 10.01(f) of the Indenture provides that the Company and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provisions contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture, provided such other provisions shall not adversely affect in any material respect the interests of holders of the Securities, including provisions necessary or desirable to provide for or facilitate the administration of the trusts under the Indenture;

          WHEREAS, the Company has provided to the Trustee an Opinion of Counsel to the effect that the amendment to the Indenture to revise the redemption notice period for the Callable Inverse Return Notes which are currently Outstanding under the Indenture will not adversely affect in any material respect the interests of the holders of thereof;

         WHEREAS, pursuant to Section 10.03 of the Indenture the Trustee is fully protected in relying on such Opinion of Counsel as conclusive evidence that this Third Supplemental Indenture complies with the provisions of Article Ten of the Indenture, and based upon such reliance, the Trustee has agreed to enter into this Third Supplemental Indenture;

         WHEREAS, the Company hereafter may be issuing additional series of Securities where the notice of redemption to the holders of such series of Securities will be at least 10 business days and not more than 60 calendar days; and

         WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

         NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:

ARTICLE I
CALLABLE INVERSE RETURN NOTES, DUE JUNE 2014

         SECTION 1.1 Notice of Redemption. For the series of notes under the Bank of America Corporation, Series K Medium-Term Note Program entitled, "Callable Inverse Return Notes, due June 2014" and bearing CUSIP number 06050 MDG9, the third sentence of Section 3.02 of the Indenture is hereby deleted in its entirety, and there is inserted in lieu thereof the following:

           "The Company or the Trustee, as the case may be, shall give notice of such redemption, in the manner and to the extent set forth in Section 15.04, at least two and not more than ten London banking days prior to the date fixed for a redemption to the holders of such Securities so to be redeemed as a whole or in part. A 'London banking day' means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market."

ARTICLE II
REDEMPTION OF SERIES OF NOTES
DESIGNATED BY OFFICERS OF THE COMPANY

         SECTION 2.1 Redeemable Securities. Any Securities eligible for (a) mandatory redemption, (b) redemption upon the occurrence of an obligation of the Company to pay Additional Amounts or otherwise reimburse a holder of Securities for tax withheld from any payments of interest or principal by the Company or (c) redemption at the option of the Company are "Redeemable Securities" for purposes of this Third Supplemental Indenture.

        SECTION 2.2 Notice of Redemption. For any series of Redeemable Securities initially issued after the effective date of this Third Supplemental Indenture, the third sentence of Section 3.02 of the Indenture is hereby deleted in its entirety, and there is inserted in lieu thereof the following:

        "The Company or the Trustee, as the case may be, shall give notice of such redemption, in the manner and to the extent set forth in Section 15.04, at least 10 business days and not more than 60 calendar days prior to the date fixed for a redemption to the holders of such Securities so to be redeemed as a whole or in part as determined by the Chief Executive Officer, the Chief Financial Officer, any Senior or other Vice President or the Treasurer of the Company (each, an "Authorized Officer") and evidenced by the preparation of an offering document which specifies the period of notice of such redemption. If the offering document does not specify the period of notice of such redemption, the Company or the Trustee, as the case may be, shall give notice of such redemption, in the manner and to the extent set forth in Section 15.04, at least 30 and not more than 60 calendar days prior to the date fixed for a redemption to the holders of such Securities so to be redeemed as a whole or in part."

ARTICLE III
MISCELLANEOUS

        SECTION 3.1 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

        SECTION 3.2 Indenture and Supplemental Indentures Construed Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together.

        SECTION 3.3 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

        SECTION 3.4 Conflict with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act ("TIA") that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

         SECTION 3.5 Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 3.6 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         SECTION 3.7 Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 3.8 Benefits of Third Supplemental Indenture, etc. Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Securities.

          SECTION 3.9 Certain Duties and Responsibilities of the Trustees. In entering into this Third Supplemental Indenture,  the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

          SECTION 3.10 Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          SECTION 3.11 Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          SECTION 3.12 Effective Date. This Third Supplemental Indenture shall be effective on June 3, 2004.

[Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed effective as of June 3, 2004.

                                                                             Bank of America Corporation

                                                                             By: /s/ KAREN A. GOSNELL
                                                                             Name: Karen A. Gosnell
                                                                             Title: Senior Vice President

                                                                              The Bank of New York
                                                                               as Trustee

                                                                                By: /S/ DEREK KETTEL
                                                                               Name: Derek Kettel
                                                                               Title: Agent